EXHIBIT 99.1

Repros Receives FDA Guidance For Androxal(R) Clinical Program

  FDA instructs Repros to request meeting to discuss adequacy of studies ZA-301 and ZA-302 as evidence of pivotal efficacy
  FDA will now consider label claims versus approved testosterone products if superiority can be demonstrated
  FDA confirms current safety package acceptable pending final outcomes
  FDA now requires 1 year exposure for men up-titrated to high dose in DEXA study
  Company now guides to a 2nd half 2014 NDA submission
  FDA will consider priority review at time of NDA submission

THE WOODLANDS, Texas, Oct. 22, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today reported it has received guidance from the FDA regarding its clinical program for Androxal.

The Company had previously submitted a list of questions with the final clinical study report for ZA-301. Repros subsequently provided an update of topline results from ZA-302 to the FDA.

The primary purpose of the requested teleconference is to determine if Site 9 (men referred from a fertility clinic) should be included in the final analysis of Study ZA-301. Study ZA-301 was not originally powered to allow for exclusion of Site 9 from the calculation of non-inferiority versus placebo for drops in sperm counts. However, Study ZA-302 was powered for analysis with or without Site 9 and met the co-primary endpoints in both instances.

The FDA previously instructed the Company not to increase the size of Study ZA-301. The Agency has suggested, and the Company concurs, that Site 30 (detected data fraud) should be eliminated from any assessment of sperm counts. Study ZA-301 met both co-primary endpoints even when excluding data from Site 30. The Company believes men from Site 9 met all of the criteria of men that have low T due to acquired secondary hypogonadism and exhibited normal sperm counts as outlined by the WHO. When all of the men from Site 9 enrolled into both studies (a total of 68 men) are considered, these men meet both co-primary endpoints. The same is true for a meta-analysis from all subjects enrolled from the other sites in both studies whether or not Site 30 is excluded from Study ZA-301.

In the response the FDA noted they would consider different sperm endpoints than those outlined in the SPA but that they would require new prospective studies even though there were no clinically relevant changes in sperm concentrations demonstrated in Studies ZA-301 and ZA-302.

In addition, in a change of position of considerable commercial significance, the FDA has now agreed to head-to-head studies against approved testosterone replacement products. Potentially these could be included in the label with the proviso that any claims must support superiority of Androxal compared to the approved products. The Company believes several claims can be supported by studies of modest size and duration. In order of ease to achieve these are: maintenance of sperm counts, maintenance of normal pituitary secretions, testicular size and avoidance of exogenous hormone dependence. The Company is finalizing two study designs, one of 12 week duration and the other of 18 weeks. The Company believes it can complete these studies and submit to the FDA in the fourth quarter of 2014.

Based on all of the safety data that the Company has provided to the Agency, the FDA noted that 100 men for one year and 800 men for 6 months is still adequate. The adequacy will be reviewed at the time of submission.

The Company recommends that men on Androxal should be up-titrated to the higher 25 mg dose if testosterone levels drop below 450 ng/dL. The FDA now wants to ensure that the DEXA study is conducted for a full year after up-titration at the time of submission. This requirement will delay the NDA submission until the third quarter of 2014. If the FDA requires that the expanded DEXA study (the Company increased study size from 150-300 men to insure overall exposure requirements are met) be included in the NDA then the submission would occur during the fourth quarter of 2014. The Company will seek clarification from the FDA at the time it holds a pre-NDA meeting which will be requested before the end of this year. It is anticipated that the meeting will be held during the first quarter of 2014.

Should the FDA require the expanded DEXA study results to be included in the submission, the Company believes that it will have the new comparative efficacy studies completed at that time. Availability of comparative data could improve the probability of a priority review and the labeling claims for launch.

The Company believes the comparative studies and resulting label claims will dramatically improve the adoption rate of Androxal amongst current users and those men not yet seeking treatment.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the ability to protect its intellectual property rights and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer